Exhibit 10.3

MASTER DISTRIBUTOR AGREEMENT

This Master Distributor Agreement (“Agreement”) is entered into between Green Tech Marine AS, a Norway corporation (“GTM” or the “Company”), and Ecolutions, Inc., a Florida corporation (“ECOLUTIONS” or “Master Distributor”), effective as of November 15, 2012  (the “Effective Date”).

1.     Background and Purpose.

1.1.     GTM designs, develops, manufactures, and sells certain proprietary exhaust gas scrubber technology that, among other things, can provide gas emission solutions to industries worldwide, including, without limitation, the Products (as defined below). In order to promote GTM's products effectively, GTM requires an effective sales and distribution network.

1.2.     ECOLUTIONS has expertise is in the marketing of proprietary technology internationally, and desires to acquire a master distributorship for GTM Products (as defined below) from GTM.

1.3.     GTM desires to appoint Master Distributor to sell and distribute and promote GTM's Products in the Territory (as defined below), and Master Distributor wishes to act as Master Distributor of such Products, under the terms and conditions of this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

2.     Definitions. As used in this Agreement, the following terms shall have following meanings (such meanings to be equally applied to both singular and plural forms of the terms defined):

2.1.     “Affiliate” means (a) a Common Control Person of (i) Master Distributor or (ii) a Common Control Person of Master Distributor, or (b) any Person holding 10% or more of the equity stock or voting power of Master Distributor or a Common Control Person of Master Distributor.

2.2.     "Agreement" means this Master Distributor Agreement as from time to time amended and in effect between the parties, including all exhibits hereto.

2.3.     “Authorized Applications” means any application using GTM's Products except otherwise provided in this Agreement.

2.4.     “Authorized Customers” means customers who use the GTM Products, and as authorized by GTM in accordance with the terms of this Agreement.

2.5.     “Change in Control” means a transfer or transfers, in one or more occurrences, of more than 20% of the voting rights, the assets or the composition of the Board of Directors or other governing body of Master Distributor.

2.6.     "Common Control Person" means any Person controlling, controlled by or under common control with a Person. As used in this Agreement, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

2.7.     “Competing Products” means any exhaust gas scrubber technology.

2.8.     “Confidential Information” means all proprietary or confidential information and materials that GTM has or will develop, compile or own, or that GTM receives under conditions of confidentiality. Confidential Information includes not only information disclosed by GTM (including its employees, agents, Board members and independent contractors) or its clients or customers to Master Distributor in the course of Master Distributor's relationship with GTM, but also information and materials (including Inventions) developed or learned by Master Distributor during the course of its relationship with GTM. Confidential Information includes (a) all information and materials that have or could have commercial value or other utility in the business in which GTM or its clients or customers are engaged, and (b) all information and materials that, if disclosed without authorization, could be detrimental to the interests of GTM or its clients or customers, whether or not such information or materials are identified as Confidential Information by GTM or its clients or customers. By example and without limitation, Confidential Information includes all information on techniques, processes, formulas, formulations, trade secrets, inventions, discoveries, improvements, research or development test results, specifications, exhaust gas scrubber technology, varieties or types or characteristics of exhaust gas scrubber technology, assembly processes, data, know-how, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics and agreements. Confidential Information shall not include (a) information which is currently in or becomes part of the public domain; (b) information which Master Distributor documents that it had in its possession prior to its disclosure hereunder by GTM or its clients or customers; (c) information which Master Distributor rightfully receives, without any restriction on disclosure or use, from a third party that is not restricted as to the dissemination of such information or materials; and (d) information which Master Distributor can document that it independently developed. Master Distributor hereby agrees to supply documentation relating to, or that supports its contentions that such information falls within the definition of, subparagraphs (a) through (d) above promptly upon request from GTM.

2.9.     “Inventions,” as used herein, means discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, applications, methods, utilities, know-how, chemicals, hardware, exhaust gas scrubber technology, and other materials and data (whether or not patentable or registered under copyright or similar statutes) made, conceived, reduced to practice or learned by Master Distributor (either alone or jointly with others) during the term of this Agreement, that (a) are related to the business or technology of GTM, and (b)(i) result or are derived from Master Distributor's work as a Master Distributor as described in this Agreement, or (ii) result from the use of, or are derived from Confidential Information, premises or property (real, personal, tangible, intangible or intellectual) owned, licensed, leased or otherwise used or acquired by GTM.

2.10.     "Person" means an individual, corporation, partnership, limited liability or other company, or other entity.

2.11.     "Products" means the product(s) produced by GTM which are specified in Exhibit 3, as amended from time to time.

2.12.     “Territory” means the exclusive rights to all of North America, including the countries of United States of America its commonwealths and territories, Canada, Mexico, and Singapore; and, the non-exclusive rights throughout the world, with the exception of GTM's customers and any customers not generated by Master Distributor.

2.13.     `”Transfer” means sell, assign, distribute, lease, sublease, license, sublicense, loan, devise, bequeath, gift, exchange, ship, install or otherwise transfer.

3.     Appointment of Master Distributor.

3.1.     Appointment. Subject to the provisions of this Agreement, GTM hereby appoints ECOLUTIONS as Master Distributor, and Master Distributor accepts such appointment, as an exclusive master distributor for the sale and marketing of the Products in the Territory for Authorized Applications to Authorized Customers as specified herein. The Territory shall include the exclusive rights to all of North America, including the countries of United States of America its commonwealths and territories, Canada, Mexico, and Singapore; and, the non-exclusive rights throughout the world, with the exception of GTM's customers and any customers not generated by Master Distributor.

3.3.     No Unauthorized Sales by Master Distributor. Without the prior written approval of GTM, Master Distributor or any Common Control Person shall not sell the Products outside the Territory or for other than Authorized Applications or to other than Authorized Customers and shall not sell, lease, loan, ship or transfer GTM Products to customers or other Persons that it knows or has reason to believe will, directly or indirectly, ship GTM's products to Persons other than Authorized Customers, or to locations outside the Territory or for other than Authorized Applications.

3.4.     No Distribution Through Subdistributors or Resellers Without Consent of GTM. Master Distributor shall not have the right to distribute GTM Products through subdistributors or resellers without the prior written approval from GTM. The failure of GTM to give its written approval of any request shall be deemed to be a disapproval of such request. Common Control Persons, partners or joint venturers of Master Distributor shall have no right under this Agreement to market, sell or distribute GTM Products unless such Persons are specifically granted rights of a subdistributor or reseller by GTM in writing.

4.     Term and Termination.

4.1.     Term; Termination Upon Expiration of Term. The initial term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to the provisions of this Agreement, will continue in full force and effect until the earlier to occur of (a) expiration of ten (10) years from the Effective Date, or (b) or (ii) three months after the “Manufacturing Readiness Date” (as defined in the License Agreement between the parties). Thereafter, the Agreement will automatically renew for successive ten (10) year terms, unless either party gives the other written notice of termination at least ninety (90) days prior to the expiration of the then-current term.

4.2.     Termination by GTM. GTM may terminate this Agreement immediately, prior to the expiration of the term, by delivering to Master Distributor written notice of such termination upon the occurrence of any of the following events:

(a)     The failure of Master Distributor to make any payment due to GTM hereunder (for GTM Products or parts or otherwise) which is not cured within 60 days after written notice thereof from GTM; provided, however, that notwithstanding the foregoing, GTM may terminate this Agreement (without opportunity for Master Distributor to cure) in the event that Master Distributor fails four (4) times in the aggregate to make payments on or before the original due date.

(b)     Any default or breach by Master Distributor or its Affiliates or subdistributors of the provisions of Sections 3, 5, 7, 8, 9, 10, 11 or 13.10, or of any confidentiality, nondisclosure or noncircumvention agreements, or the License Agreement.

(c)     The liquidation, dissolution, or insolvency of Master Distributor, or the assignment or attempted assignment by Master Distributor for the benefit of creditors, or the commencement by or against Master Distributor of voluntary or involuntary proceedings (which are not dismissed within 60 calendar days) under any bankruptcy, reorganization, or similar laws of any jurisdiction, or if any order shall be made or any resolution passed for the winding up, liquidation or dissolution of Master Distributor, or if a receiver be appointed for Master Distributor for all or substantially all of its assets, or if a substantial portion of Master Distributor's goods or properties shall be taken in execution.

4.3.     Termination by Master Distributor. Master Distributor may terminate this Agreement immediately by delivering to GTM written notice of such termination upon the occurrence of any of the following events:

(a)     The failure of GTM to supply the Products to Master Distributor in a timely manner (other than such failure which is excused in accordance with the provisions of this Agreement), which failure is not cured within 60 days after written notice thereof from Master Distributor.

(b)     Any breach by GTM of the provisions of Sections 6 or 10.

(c)     Any other default or material breach of this Agreement by GTM which is not cured within 30 days after written notice thereof from Master Distributor.

(d)     The liquidation, dissolution or insolvency of GTM, or the assignment or attempted assignment by GTM for the benefit of creditors, or the commencement by or against GTM of voluntary or involuntary proceedings (which are not dismissed within 60 calendar days) under any bankruptcy, reorganization, or similar laws of any jurisdiction, or if any order shall be made or any resolution passed for the winding up, liquidation or dissolution of GTM, or if a receiver be appointed for GTM for all or substantially all of its assets, or if a substantial portion of GTM's goods or properties shall be taken in execution.

4.4.     Rights on Termination. Upon termination, if GTM so requests, Master Distributor shall sell its inventory of Products and parts to GTM and/or GTM's designee at the price at which the inventory was sold to Master Distributor. Otherwise, Master Distributor may sell such inventory to Authorized Customers for Authorized Applications in the Territory.

4.5.     Termination Does Not Release Payment Obligation. Any termination of this Agreement shall not release Master Distributor or GTM from paying any amount that it may then owe to the other party.

5.     Responsibilities of Master Distributor. Master Distributor shall be responsible for the following:

5.1.     Marketing, Advertising and Promotion of Products. Master Distributor shall use its vigorous and continued best efforts to develop a market for and sell GTM's Products in the Territory, and to perform all other duties customarily performed by distributors or manufacturers' representatives for first-class products.

5.2.     Facilities and Staff. Master Distributor shall establish and maintain staff and facilities sufficient to perform its responsibilities under this Agreement and to fulfill adequately the needs of its customers for the Products and parts on a reasonably timely basis.

5.3.     Planning and Forecasting Product Requirements.

(a)     Forecasts; Orders, Method of Transmittal. Master Distributor will share its Product and component forecast and planning horizon information (which shall be a reasonable time frame to be agreed upon by the parties) with GTM, and communicate requirements for Products via a master schedule released to GTM from Master Distributor's planning system on a quarterly (or other agreed upon time period) basis starting in January of each year. There shall be a time fence (a point in time denoted in the planning horizon of the master scheduling process that marks a boundary inside of which changes to the schedule may adversely affect Product schedules, capacity plans, deliveries, and cost) to firm orders. The initial time fence will be 16 weeks. The time fence may be adjusted by written agreement of the parties. Master Distributor requests for GTM Products outside this planning time fence can be changed by Master Distributor without additional cost or obligation.

(b)     Changes to Forecasts. GTM shall use commercially reasonable efforts to accommodate any increase in the numbers of GTM Products requested by Master Distributor to be delivered at a specific date. In the event that Master Distributor requests a reduction in the number of GTM Products designated for delivery on a specific delivery date, Master Distributor and GTM shall mutually agree on a new delivery date.

(c)     Schedule of GTM Products. GTM will use reasonable efforts to deliver the GTM Products on or prior to the agreed upon delivery dates. In the event that GTM determines that there is a reasonable possibility that a delay in any delivery may occur, GTM will promptly notify Master Distributor, in writing, and will specify in such notice all actions to be taken by GTM to prevent or minimize such delay.

5.4.     Reports. Master Distributor shall provide to GTM such periodic reports (including, without limitation, sales projections for the Products) in a form and substance, and at such times, as GTM my reasonably require for its planning and manufacturing purposes.

5.5.     Marking and Branding. Master Distributor shall not use any of GTM's Marks (as defined in Section 9) unless otherwise agreed in writing by GTM.

5.6.     Website. If requested by GTM, Master Distributor shall place at least one prominent link to GTM on the home page, and on any other page of Master Distributor's website that currently or in the future refers or relates to making or the filling of orders for GTM Products. The size, placement, and “look and feel” of all links shall be as mutually agreed by the parties.

5.7.     Compliance with Applicable Law. Master Distributor shall comply with all applicable laws and regulations in performing its duties and responsibilities hereunder, and in any of its dealings with respect to the Products. Without limiting the generality of the foregoing sentence, Master Distributor shall comply at its own expense with all applicable export regulations and laws.

5.8.     Insurance. Master Distributor shall, at its sole cost and expense, procure and maintain liability insurance sufficient, in GTM's reasonable opinion, for its operations and its obligations under this Agreement, including without limitation contractual liability coverage. Master Distributor shall provide GTM with written evidence of such insurance and shall maintain such insurance during the term of this Agreement and beyond expiration or termination of this Agreement during the period that any commercial Product is in existence, or any statutes of limitation have expired, whichever is later.

5.9.     Patent Infringement. Master Distributor shall promptly notify GTM in writing of any infringements or imitations by others of GTM's technology or the Products or parts, if and when Master Distributor knows such.

5.10.     Indemnification. Master Distributor shall indemnify, defend, and hold harmless GTM and its directors, shareholders, officers, agents, employees, successors, and assigns from and against any and all claims, damages, losses and expenses arising out of or resulting from Master Distributor's improper use or operation of the GTM Products, or any act or failure to act of Master Distributor.

5.11.     Maintain Confidentiality. Master Distributor (a) shall hold in confidence any and all information of a confidential nature regarding GTM's business or affairs, financing or marketing, including, without limitation, GTM's Confidential Information, (b) shall not use such information except in performance of this Agreement, and (c) shall not disclose the same to any third Person, except as otherwise provided in this Agreement or required by law; provided, however, that in such event, Master Distributor will provide notice to GTM (to the extent permitted by applicable law, rule or regulation and practicable under the circumstances) to allow GTM an opportunity to seek a protective order barring such disclosure.

6.     Responsibilities of GTM. GTM shall be responsible for the following:

6.1.     Deliver or Sell Products. GTM shall deliver or sell Products to Master Distributor (either directly or through GTM designees), as specified in effective purchase orders received from Master Distributor and accepted by GTM.

6.2.     Quality. EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAWS OR LEGISLATION FOR MANUFACTURING, THE FOLLOWING APPLIES. All Products sold by GTM through Master Distributor shall be in merchantable condition and suitable for the uses described on the purchase order or in other GTM supplied promotional material used in connection with the Products, provided, that the Products are used in accordance with GTM's recommendations for the application. GTM will use its best efforts to provide resolution assistance regarding product deficiency, due solely to manufacturing error and product damage during shipping. IN ALL OTHER RESPECTS, THE PRODUCTS ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IN NO EVENT WILL GTM BE LIABLE TO MASTER DISTRIBUTOR OR MASTER DISTRIBUTOR'S CUSTOMERS, AGENTS, AFFILIATES OR END USERS FOR ANY DAMAGES, DIRECT OR INDIRECT, INCLUDING LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, EVEN IF GTM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. MASTER DISTRIBUTOR'S (AND ITS CUSTOMERS', AGENTS', AFFILIATES' AND END USERS') SOLE AND EXCLUSIVE REMEDY SHALL BE THE REFUND OF ANY PURCHASE PRICE FOR PRODUCTS PAID OR EXCHANGE OF PRODUCT (AT GTM'S OPTION).

6.3.     Technical Information and Advice. GTM shall provide reasonable technical information and advice for the purpose of assisting Master Distributor's personnel in the sale and use of the Products.

6.4.     Indemnification. GTM shall indemnify, defend, and hold harmless Master Distributor from and against any and all claims, damages, losses or expenses arising out of or resulting from an action brought against Master Distributor to the extent that it is based on a claim that any GTM Products infringes any issued patent. GTM shall have only the liability expressed in this section unless: (a) Master Distributor or its end users, as applicable, notifies GTM in writing within 30 days of the receipt of any such claim; (b) GTM has sole control of the defense and settlement of such claim; (c) Master Distributor and its end users make no admission of any such alleged infringement (provided, however, that Master Distributor shall be under no obligation to commit perjury); and (d) Master Distributor and its end users, as applicable, provide GTM with assistance, information and authority necessary to perform GTM's duties under this section. GTM will reimburse Master Distributor for its reasonable and out-of-pocket costs in support of GTM's request for such assistance or information. In no event shall GTM be liable for any claim of infringement based on the use of any GTM Product or part altered in whole or in part by Master Distributor and/or its customers or end users or used in connection with any equipment, process, software or technology other than that necessary for use of the GTM Product or part as contemplated by the GTM operations or user manuals. If an GTM Product or part is held, or believed by GTM, to infringe, GTM shall have the sole option in its sole discretion and at its sole expense to (x) modify the GTM Product or part to cause the same to be non-infringing; (y) obtain for the authorized end user a license to continue using the GTM Product or part; or (z) refund the fees paid for the GTM Product. GTM shall have the right to refuse to supply additional GTM Products or parts subject to a claim or threatened claim of infringement.

6.5.     Maintain Confidentiality. GTM (a) shall hold in confidence any and all information of a confidential nature regarding Master Distributor's business or affairs, financing or marketing, including, without limitation, Master Distributor's Confidential Information, (b) shall not use such information except in performance of this Agreement, and (c) shall not disclose the same to any third Person, except as otherwise provided in this Agreement or required law; provided, however, that in such event, GTM will provide notice to Master Distributor (to the extent permitted by applicable law, rule or regulation and practicable under the circumstances) to allow Master Distributor an opportunity to seek a protective order barring such disclosure.

6.6.     Warranty. GTM's sole warranty with respect to such Products which are subject to this Agreement with Master Distributor is that GTM will pass on to Master Distributor any warranties GTM receives from GTM's suppliers or vendors. GTM's warranty does not apply to any Products that have been modified, altered, damaged, mishandled, mistreated, or used or maintained or stored other than in conformity with manufacturer instructions, or GTM's specifications or instructions. Without limiting the scope of the above exclusions, this warranty also does not cover malfunctions, service failures, health problems, losses, costs, damages, expenses, personal injury or death (collectively “Loss”) caused by (a) actions of any person or entity other than GTM or its authorized representatives, (b) failure to follow GTM's instructions regarding, or otherwise improper, installation, operation, or maintenance of the Products, (c) alteration, mishandling, mistreatment, misuse or neglect of the Products, (d) attachment to or incorporation in, the Products of non-GTM products not supported by GTM, (e) accidents; (f) damage to, or unusual deterioration or degradation of, the Products or parts thereof due to storage in, or exposure to, a physical environment beyond the express limits of the Products specifications, (g) removal of, or failure to properly use, filters or filtration equipment, or (h) arising out of or related to exposure to chemicals or other elements or conditions on Master Distributor's premises caused by failure of the Products or failure to exhaust such chemicals or elements; or (i) any factor beyond GTM's control, including fire, explosions, lightning, pest damage, the elements, dust, dirt, sand, water, power surges, strikes or labor disputes, water, acts of God, acts of terrorism or vandalism, war, civil disturbances, acts of civil or military authorities or public enemies, transportation facilities, fuel or energy shortages, or acts or omissions of communications carriers, utilities or other third parties. This warranty also does not cover normal wear and tear, defects in appearance, cosmetic scratches or other cosmetic damage to surfaces that do not inhibit proper operation of the Products. This warranty also does not cover any Products manufactured by a third party, including GTM suppliers, for a time or scope greater than the warranty provided to GTM for such Products. For any Product that fails to comply with the warranty solely due to any defects in Products supplied by third parties, GTM shall use reasonable efforts to convince the supplier to replace such Products, but GTM shall be otherwise relieved of remedying such noncompliance; provided, however, GTM shall use commercially reasonable efforts to mitigate or remedy such noncompliance. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, GTM MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE PRODUCTS, OR ANY OUTPUT BASED ON USE OF THE PRODUCTS. GTM IS NOT RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF REVENUE, COST OF CAPITAL, CLAIMS OF CUSTOMERS FOR SERVICE INTERRUPTIONS OR FAILURE TO SUPPLY, AND COSTS AND EXPENSES INCURRED IN CONNECTION WITH LABOR, OVERHEAD, TRANSPORTATION, INSTALLATION OR REMOVAL OF PRODUCTS OR PROGRAMMING OR SUBSTITUTE FACILITIES OR SUPPLY SOURCES, DAMAGE TO PROPERTY AND, TO THE EXTENT PERMITTED BY LAW, DAMAGES FOR PERSONAL INJURY. THIS WARRANTY IS IN LIEU OF, AND GTM SPECIFICALLY DISCLAIMS, ALL OTHER WARRANTIES INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND HEREBY EXPRESSLY LIMITS ANY SUCH OTHER WARRANTIES TO THE TERMS AND CONDITIONS OF THIS WARRANTY.

7.     Field Service Requirements. In order to maintain GTM's limited warranty coverage, all service and maintenance, including commissioning services, warranty services, parts support, service after warranty, and other maintenance or repair operations conducted on any GTM Products must be performed and provided either by GTM or by a Person trained and certified by GTM in the service of GTM Products, and designated by GTM as an Authorized Service Provider (“ASP”). For service of GTM Products used or sold by Master Distributor under this Agreement, Master Distributor shall ensure that there is an ASP prepared to provide the necessary services for the equipment where it is located. Should no ASP be available to service any particular GTM Products at a given location, Master Distributor and GTM will work together prior to sale to determine how service will be provided. Master Distributor may not sell GTM products to end users without ensuring that there is an ASP available to provide the necessary installation, maintenance and repair services.

8.     Pricing, Discounts; Late Payments.

8.1.     Prices; Price Changes; Orders Prior to Effective Date of Price Increase. GTM shall sell Products to Master Distributor or Authorized Customers referred or procured through the efforts of Master Distributor, and Master Distributor shall have the right to determine its retail selling prices of Products to its customers. Master Distributor shall pay to GTM or procure payment, for Products ordered and accepted by Master Distributor, prices set forth in GTM's then-current pricing list. The price paid by Master Distributor or Authorized Customers referred or procured through the efforts of Master Distributor will be GTM's suggested retail prices (as set forth in GTM's then-current price schedule as amended from time to time by GTM), less the standard discount in effect for GTM's most favored distributors. GTM may increase or decrease purchase prices for GTM Products from time to time, either by the adjustment of list prices or distributor discounts. GTM shall notify Master Distributor in writing no less than 30 days in advance of any change in the prices to be charged for the Products. All orders placed by Master Distributor prior to the notice date of any price increase shall be shipped and billed to Master Distributor by GTM at the prices and on terms and conditions existing prior to the effective date of any such price increase.

8.2.     Payment; Late Payment. Unless otherwise established by mutual agreement of the parties, all payments due hereunder to GTM shall be paid as follows: (a) 33% deposit upon order, (b) 33% upon confirmation of completion of the Products by GTM, and (c) remainder upon confirmation of shipment (with “confirmation” in each case being a manner reasonably agreed upon by the parties). Unless otherwise agreed by the parties, all Products will be delivered F.O.B. GTM's (or its supplier's) facility or other place of shipment. Master Distributor or Authorized Customers referred or procured through the efforts of Master Distributor will pay and be responsible for all charges, including without limitation transportation charges, insurance premiums, taxes (except GTM's income taxes), duties, costs of compliance with export and import controls and regulations, and other governmental assessments. Master Distributor may reject any partial shipment or any shipment, or any portion thereof, which does not conform with the specifications for the Products, by providing GTM with notice of such rejection within 30 days of delivery of such Products to Master Distributor. Any amounts payable by Master Distributor or Authorized Customers referred or procured through the efforts of Master Distributor under this Agreement that remain unpaid after the due date for payment shall be subject to a late charge equal to the lesser of 1.5% per month or the maximum allowable by law, from the due date until the date of payment. All payments due GTM will be payable in United States currency. When Products are sold for moneys other than United States dollars, the money owed will first be determined in the foreign currency of the country in which the Products were sold, and then converted into equivalent United States currency. The exchange rate used for the conversion shall be that rate quoted in the Wall Street Journal (United States Edition) on the last business day before the invoice is issued.

9.     Use of Trademarks, Trade Names and Other Intellectual Property. Master Distributor has not paid any consideration for use of GTM's trademarks, service marks, trade names, brand names, logos, labels, designs, copyrights, designations or other intellectual property (collectively the "Marks"). Master Distributor acknowledges that such Marks are the property of GTM and not of Master Distributor. Master Distributor shall acquire no property interest or ownership in such Marks by virtue of this Agreement, and Master Distributor agrees that it will not, at any time during or after the term of this Agreement, assert or claim any interest or rights in said Marks and that it will not interfere with GTM's rights therein or do anything which may adversely affect the validity or enforceability of any Mark. Master Distributor shall, from time to time and at any time, upon request from GTM, whether during or after the term of this Agreement, disclaim in writing any property interest or ownership in said Marks.

10.     Confidential Information and Intellectual Property – Protection and Use.

10.1.     Nondisclosure Agreement. Concurrent with execution of this Agreement, the paties shall execute (if it has not already done so) a bilateral confidentiality and nondisclosure agreement (“NDA”). Any obligations under the NDA will be in addition to the parties' obligations under this Agreement. Both the parties' obligations under the NDA and the separate confidentiality obligations under this Agreement will survive termination of this Agreement.

10.2.     Protection of Confidential Information. GTM's Confidential Information (as defined in this Agreement) shall be used by Master Distributor only in connection with Master Distributor's performance under this Agreement. Master Distributor shall not at any time, without the prior express written consent of GTM, (a) disclose to any third party any GTM Confidential Information or (b) copy or reproduce (including electronic reproduction or copying and backup copying), in whole or in part, any Confidential Information, except as necessary in the performance of its obligations under this Agreement. Master Distributor shall return all Confidential Information and all copies thereof to GTM immediately upon request by GTM.

10.3.     Ownership of Confidential Information and Inventions; Assignment of Inventions. Master Distributor agrees that any and all Confidential Information and Inventions (as defined in this Agreement), and all other information provided by GTM to Master Distributor under this Agreement, and all other intellectual property relating to or derived from GTM Products and parts, are and shall remain the sole and exclusive property of GTM.

10.4.     Development Efforts. Master Distributor may, but does not have a duty to, make use of the GTM Products in connection with other equipment, tools, or services for an endeavor to combine GTM Products with products from manufacturers, suppliers, and developers other than GTM. All efforts by Master Distributor to combine GTM Products with other products or otherwise integrate GTM Products into other technology or solutions are referred to herein as “Development Efforts.” Master Distributor and GTM will discuss Development Efforts on a case-by-case basis to determine whether both parties want to support such efforts and, if so, the necessary contribution of personnel, materials, and funds required. For any Development Effort commenced by the parties, both parties will endeavor to establish their respective rights, including rights to intellectual property prior to undertaking Development Efforts.

11.     Inspection and Audit. GTM shall have the right during normal business hours (but not more than once every calendar quarter) on at least seventy-two (72) hours prior written notice to inspect Master Distributor's facilities and books and records which relate to the sale or distribution of the Products or the fulfillment of Master Distributor's duties and obligations hereunder, or Master Distributor's compliance with this Agreement. GTM also shall have the right, upon reasonable notice, to access, diagnose and/or otherwise inspect all GTM Products and parts sold by or in the possession of Master Distributor or its customers or their Common Control Persons, to the extent that such GTM Products sold to Master Distributor customers allow. Master Distributor shall cooperate, and cause its personnel to cooperate, with any such inspections. Such audit and inspection shall be at GTM's expense, unless such audit and inspection shows a material violation of the requirements of this Agreement; in such case, Master Distributor will reimburse GTM for the cost and expense of such audit and inspection.

12.     Dispute Resolution; Governing Law.

12.1.     The rights and obligations of the parties and the interpretation and enforcement of this Agreement shall be governed by and construed in accordance with, the laws of the United Kingdom, excluding its conflicts of laws rules. Any claim or controversy arising out of, governed by or pertaining to this Agreement or the breach thereof ("Dispute"), whether such claim or controversy is based on common law, case law, statute, rule or regulation of any nation or territory, or political subdivision of a nation or territory, shall be resolved as provided in this section.

12.2.     The parties agree that no party shall have the right to sue any other party regarding a Dispute except a party may seek injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the Dispute, and the filing of, or response to, an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's rights under this section.

12.3.     If a Dispute arises between the parties, the parties shall initially use their best efforts to resolve the Dispute by negotiation. To commence the Dispute resolution process and time periods, any party may serve written notice on the other party specifically identifying the Dispute and requesting that efforts at resolving the Dispute begin.

12.4.      If the parties are unable in good faith to resolve the Dispute by negotiation within 30 days after the initial notice, the Dispute, as well as any counterclaims or cross-claims made, shall be submitted to binding arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Unless the parties otherwise agree, the arbitration shall be conducted by a three-arbitrator panel in the United Kingdom. The arbitration shall proceed with due dispatch and a decision shall be rendered within 60 days after the appointment of the final arbitrator. Such decision shall be in such written form that a judgment may be entered on it in any court of competent jurisdiction, and all awards may if necessary be enforced by any court having jurisdiction in the same manner as a judgment in such court. In no event shall the arbitrators' award include any component for punitive or exemplary damages whether based on the common law, case law or statute. The parties shall bear equally all costs; provided, however, that the prevailing party shall be entitled to an award for actual damages, attorneys' fees, and accountants' and other experts' fees it incurred in the arbitration proceeding.

12.5.     The exclusive venue for any mediation, arbitration or court action shall be the United Kingdom. Each of the parties hereby submits to the personal jurisdiction of said United Kingdom tribunals and waives any right to claim lack of personal jurisdiction over such party.

13.     Miscellaneous.

13.1.     Public Announcements. The parties shall have the right to issue any press releases or public announcements relating to this Agreement including any agreements set forth in the Exhibits hereto.

13.2.     Entire Agreement. This Agreement, including all exhibits hereto, constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements or understandings, either written or oral, between the parties relating to the subject matter of this Agreement that are not fully expressed herein.

13.3.     Force Majeure. Each party's performance under this Agreement (a) shall be suspended for so long as such performance is prevented, restricted or materially interfered with by events or occurrences beyond its reasonable control (“Force Majeure”), such as, but not limited to, riots, labor disputes of a general nature, national or civil wars (declared or undeclared), insurrections, rebellions, terrorist acts, embargoes, civil disturbances, dispositions or orders of governmental authority (whether such authority be actual or assumed), acts of civil or military authority, fires, floods, strikes, delays in transportation, inability to obtain necessary labor, manufacturing facilities or materials from usual sources, and acts of God and (b) any delays resulting from any such cause shall extend the time for performance correspondingly. If a failure to perform results from a governmental law, rule, regulation, disposition or order and the affected party is unable to perform, after making reasonable efforts to comply with such law, rule, regulation, disposition or order, the matter shall be deemed a Force Majeure. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR GENERAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES DUE TO ANY FORCE MAJEURE.

13.4.     Relationship of the Parties. Neither Master Distributor nor any individual whose compensation is paid by Master Distributor shall in any way directly or indirectly, expressly or by implication, be or be deemed to be employed by or an agent of GTM for any purpose including, but not limited to, federal or state laws or regulations, relating to taxes, wages and hours, disability, employee benefits, withholding, Social Security or worker's compensation. Master Distributor accepts exclusive responsibility with respect to the above as it relates to or affects Master Distributor and/or any of Master Distributor's servants, agents or employees. Master Distributor shall conduct its business in its own name and at its own cost and expense, and shall act solely as an independent contractor. Nothing herein contained shall authorize or empower Master Distributor to assume or create any obligation or undertaking whatsoever or make any warranty or representation, express or implied, on behalf of or in the name of GTM, or to bind GTM in any manner to any obligation.

13.5.     Notices. All notices or other communications that shall or may be given pursuant to this Agreement, shall be in writing, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, e-mail, reputable overnight or other rapid courier with tracking capabilities, or by hand delivery; provided, however, that if a notice or other communication is sent via facsimile or e-mail, such notice or communication shall also be sent by one of the other means of transmittal (with the exception of facsimile or e-mail, as the case may be). Such communications shall be deemed given and received upon delivery if sent by overnight courier or hand delivered, within three business days of mailing, if sent by certified or registered mail, and within the time period set forth above for such method other than facsimile or e-mail if sent by facsimile or e-mail, and shall be addressed to the Parties at the address set forth on the signature page of this Agreement or such other addresses as the Parties may designate and provide notice of in writing from time to time in accordance with this Section.

13.6.     Waiver. No waiver of any provision of this Agreement or of any rights or obligations of either party hereunder shall be effective unless in writing and signed by the party waiving compliance. Any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing; no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

13.7.     Amendments. This Agreement shall not be modified, amended, or in any way altered except by an instrument in writing signed by the parties hereto.

13.8.     Survival. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the termination of this Agreement.

13.9.     Attorneys' Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

13.10.     Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties hereto.

13.11.     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

13.12.     Drafting and Preparation. Each party has cooperated and participated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement or any of its terms, both parties shall be construed to be equally responsible for the drafting and preparation of the same.

13.13.     Counterparts; Facsimile and Email Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The parties may sign this Agreement in their respective cities and exchange signature pages by facsimile or email. Such facsimile or email signatures shall be deemed originals and shall have the same effect as original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

GREEN TECH MARINE AS	ECOLUTIONS, INC.

By: /s/ Peter Strandberg	By: /s/ Rasmus Norling

Print Name: Peter Strandberg	Print Name: Rasmus Norling

Title: Managing Director	Title: President & CEO

Date: 11/15/2012	Date: 11/15/2012